SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                       _________________




                    INFORMATIONAL STATEMENT

                   PURSUANT TO SECTION 14 OF

              The Securities Exchange Act of 1934

                 LEESBURG LAND & MINING, INC.

     (Exact name of registrant as specified in its charter)


                Commission File Number: 0-12139

                        CIK: 0000726166



          Colorado                      (82-0379959)
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization        Identification No.)



c/o 10200 W. 44th Ave., #400, Wheat Ridge, CO     80033
(Address of principal executive offices)       (Zip Code)



     Registrant's telephone number, including area code:
                              None




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                  LEESBURG LAND & MINING, INC.
                    10200 W. 44th Ave. #400
                     Wheat Ridge, CO  80033

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD JANUARY 15, 1998

     Notice is hereby given that the Special Meeting of Shareholders of Leesburg Land & Mining, Inc., (hereinafter referred to as "the Company") will be held at 10200 W. 44th
Avenue, #400, Wheat Ridge, Colorado, at 9:00 a.m., local time, for the following purposes:

          1. To authorize the Board of Directors to set a ratio for the reverse split (pro-rata reduction of outstanding shares) of the issued and outstanding common shares of the Company, such ratio not to excee one new share of common stock for 30 each shares of common stock now issued and outstanding, to be determined by March 31, 1998.

          2. To change the name of the Company at the discretion of the Board of Directors.

          3. To authorize and approve redomiciling and reincorporating in Nevada.

     The Board of Directors has fixed the closing of business on December 8, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof. The stock transfer books will not be closed.




                         /s/ Robert M. Beaton
                         Leesburg Land & Mining, Inc.
                         Robert M. Beaton, President

                     INFORMATION STATEMENT

                  LEESBURG LAND & MINING, INC.
                    10200 W. 44th Ave. #400
                     Wheat Ridge, CO  80033

                      SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD
                        JANUARY 15, 1998

     This Informational Statement is being furnished to the shareholders of Leesburg Land & Mining, Inc., a Colorado corporation, in connection with the Special Meeting of Shareholders to be held at 9:00 a.m., MDT, January 15, 1998 at 10200 W. 44th Avenue, #400, Wheat Ridge, Colorado. The
Informational Statement is first being sent or given to shareholders on or about December 10, 1997.

     NO PROXIES ARE BEING SOLICITED BY THE BOARD OF DIRECTORS.

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT
     TO SEND US A PROXY.

                 DISSENTERS' RIGHT OF APPRAISAL

     The laws of the State of Colorado makes provisions for certain dissenters' rights in connection with the matters to be considered at the Special Meeting of Shareholders. The failure of a shareholder to vote against the proposal will not constitute a waiver of any rights otherwise afforded to any such shareholder by the laws of the State of Colorado, however, the shareholder may not vote in favor, and still retain dissenters rights.

     A Shareholder who intends to dissent from the proposed corporate action must make demand for payment of "fair value" for his or her shares in writing to the Company prior to the scheduled vote of the shareholders. Such demand, when made, is effective, to require payment in lieu of retaining ownership of the shares if an action is taken by the majority of the other shareholders to which the demanding shareholder dissents. The dissenting shareholder may not vote his or her shares in favor of the proposed corporate action. After written demand by the dissenter, the corporation may either pay the dissenters demand, or offer to pay another amount determined by the corporation. If the dissenter refuses the offer by the corporation, the dissenter may file suit in a District Court in Colorado and demand an appraisal by an independent party. Such appraisal would be considered by the Court at a trial and decision would be rendered by the Court as to the value of the Dissenter's shares and the Court may enter a judgment for such determined value in favor of the shareholder.

(Note: A copy of CRS 7-113-201 through 209 is attached hereto.)

                       EXPENSE OF MAILING

     The expense of preparing and mailing of this Informational Statement to shareholders of the Company is being paid for by the Company. The Company is also requesting brokers, custodians, nominees and fiduciaries to forward this Informational Statement to the beneficial owners of the shares of common stock of the Company held of record by such persons. The Company will not reimburse such persons for the cost of forwarding.

        INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

     None. No director or shareholder owning 10% or more of the outstanding shares has indicated her or his intent to oppose any action to be taken at the meeting. No officer or director or shareholder has any interest in any matter to be voted upon.

           VOTING SECURITIES AND BENEFICIAL OWNERSHIP

     As of the call date of the meeting, December 8, 1997, the total number of common shares outstanding and entitled to vote was 52,476,317.

     The holders of such shares are entitled to one vote for each share held on the record date. There is no cumulative voting on any matter on the agenda of this meeting. No additional shares will be issued subsequent to call date and prior to meeting.

                          RECORD DATE

     Stock transfer records will remain open.   December 8, 1997,
shall be the record date for determining shareholders entitled to vote and receive notice of the meeting.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of December 8, 1997, with respect to the shares of common stock of the Company owned by (i) owners of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, and (iii) all directors and officers of the Company as a group. Unless otherwise indicated, all shares are held by the person named and are subject to sole voting and investment are by such person.

Title          Name and                 Amount and                  Percent
  of           Address of               Nature of                     of
Class          Beneficial Owner         Beneficial Interest           Class
Common         American International        1,185,700           2.2%*
               Systems, Inc.                 (see note 1)
               12002 W. 14th Avenue          (see note 2)
               Golden, CO  80401
               (Note 1:  Robert Beaton owns 44% of the shares of American
                         International Systems, Inc. which if combined with his personal holdings would result in 55.32% ownership)

Common         Robert Beaton                 28,510,000          54.3%
               12002 W. 14th Avenue
               Golden, CO  80401



Common         James Poulos                  19,031,434          36.3%
               4065 Easley Rd.
               Golden, CO  80403
               (Note 2: James Poulos owns 15.95% of American International Systems, Inc. which if combined with his personal holding, would result in 36.6% ownership)

Common         Michael Schranz, V.P. & Dir.     244,254            .4%
               Polaris Resources
               410 17th Street, Ste. 1940
               Denver, CO  80202        (see note 3)

Common         One Capital Corp. of which     2,500,000           4.8%
               Mr. Schranz is an officer,
               director and shareholder
               (Note 3: If shares owned by Mr. Schranz are combined with One Capital Corp., the total ownership is 5.2%)

Common         Combined ownership as a group                     95.8%

                  VOTING REQUIRED FOR APPROVAL

     I. One third of the shares of common stock outstanding at the record date must be represented at the Special Meeting in person or by proxy in order for a quorum to be present, but if a quorum should not be present, the meeting may be adjourned without further notice to shareholders, until a quorum is assembled. Each shareholder will be entitled to cast one vote at the Special Meeting for each share of common stock registered in such shareholder's name at the record date.

     II.  The Colorado Corporation Act and the Articles of
Incorporation require that 67 2/3 of the outstanding shares vote in favor of the proposed Amendment to the Articles of Incorporation reducing authorized shares and the pro rata reverse split of the issued and outstanding shares. (See "Changes in Corporate Capitalization").

     III. The Colorado Corporation Act requires that at least 51% of the issued and outstanding shares vote in favor of the proposed redomicile and reincorporation in the State of Nevada.

      REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT

     (a)  Cash Compensation.

     Compensation paid by the Company for all services provided during the fiscal year ended December 31, 1996, (1) to each of the Company's two most highly compensated executive officers whose cash compensation exceeded $60,000.00 and (2) to all officers as a group is set forth below under directors. None.

     (b)  Compensation Pursuant to Plans.  None.

     (c)  Other Compensation.  None.

     (d)  Compensation of Directors.    None.

     Compensation paid by the Company for all services provided during the period ended December 8, 1997, (1) to each of the Company's directors whose cash compensation exceeded $60,000.00 and (2) to all directors as a group is set forth on the next page:

Name of Individual       Capacities
Number of Persons        in                Cash             Stock
in Group                 Which Served   Compensation   Compensation

Robert Beaton            President           0              0

James Poulos                                 0              0
All directors as a group                     0              0
to December 8, 1997


               PROPOSED AMENDMENTS TO CHARTER AND
              CHANGES IN CORPORATE CAPITALIZATION

                I. CHANGE OF OUTSTANDING SHARES

     The Board of Directors of the Company is asking stockholders to authorize a reverse split of the Company's issued and outstanding common shares. The Board of Directors will be authorized to determine the ratio for the reverse split (pro-rata reduction in outstanding shares), such ratio not to exceed 1 new common stock share for every 30 shares of common stock issued and outstanding in the hands of shareholders. The Board of Directors shall be authorized to set such ratio in its discretion based upon factors including but not limited to:

               a)   NASDAQ listing requirements
               b)   then current trading price of the shares
               c)   asset values of the Company
               d)   advice of investment banking community
               e)   potential mergers

     The Board of Directors shall make such determination of reverse split on or before March 31, 1998. The Board believes that such reverse split of the Company's capital shares will lend itself better to the Company's organization and capitalization and allow it to find an acquisition or merger candidate.

     Management Discussion of the Proposal

     Management of the Company believes that the proposed amendment will make the Company better able to comply with

NASDAQ's ever changing listing requirements in the event it finds an acquisition/merger candidate by reducing the outstanding shares in the Company. The Company currently has over 50 million shares outstanding with no net worth and no market capitalization. It would be practically impossible to find an acquisition candidate even if its assets made it otherwise NASDAQ eligible, which would accept such a high share capitalization, even if no more shares were issued. Further, it is highly unlikely that the trading price of shares of a 50 million share capitalized company would ever meet the NASDAQ trading price requirements.

     Current NASDAQ "Small Cap" listing requirements are:

     a)  Net Tangible Assets            $  4,000,000

              or

         Market Capitalization          $ 50,000,000

              or

         Net Income                     $    750,000
         (in latest fiscal year or
         2 of last 3 fiscal years)

     b)  Public Float (shares)             1,000,000

     c)  Market Value of Public         $  5,000,000

     d)  Minimum Bid Price              $          4.00

     e)  Market Makers                             3

     f)  Shareholders - (round lots)             300

     g)  Market History                 1 Year

     h)  Corporate Governance -
          Standards                     Yes

     Once the reverse split has occurred, more potential acquisition candidates may consider the Company attractive in its then restructured state. Further, the Company will then be better structured to seek equity financing, because investors shy away from the very high dilution which would occur if an investment were made in the current structure.

               II.  CHANGE IN CORPORATE NAME

     The Board is asking shareholders to authorize a name change of the Corporation at the discretion of the Board and to approve an amendment to the Charter Articles of Incorporation upon such new name being determined by the Board.

III. REDOMICILE & REINCORPORATION IN NEVADA

     The Board is asking shareholders to approve the redomicile of the corporation and reincorporation in the State of Nevada, with 100 million shares of common stock ($.001 par value) authorized and 10 million shares of preferred stock ($.10 par value) authorized with such classes, rights, and privileges as the Board may hereafter determine.

     Management Discussion of Redomicile Proposal

     There are currently authorized 100 million common shares and 1 million preferred "blank check" shares as incorporated in Colorado. No change to this authorized capital would occur in the Nevada redomicile.

     Management believes that there are no disadvantages to redomicile in Nevada from an operational standpoint. The corporate law allows merger decisions to be made by the Board of Directors, so long as the post-merger shares outstanding do not exceed 120% of pre-merger shares outstanding. Many acquisition/merger candidates consider that the process of submitting a merger proposal to vote of shareholders through a registration statement filed with the Securities Exchange Commission to be too lengthy and expensive to endure, which limits the opportunities of the Company. A shareholder must then rely upon the judgment of the Board of Directors to make the decision, or in certain instances, the vote of the collective majority shareholders.

     Nevada law also provides in Section 78.320 that "any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if a written consent thereto is signed by stockholders holding at least a majority of
the voting power"...   Colorado law has no such provision.  This
Nevada provision allows majority shareholders to eliminate a shareholders meeting, even if the merger will result in more than an additional 20% of the outstanding pre-merger shares, being issued.

     The Company proposes reauthorizing "Blank Check" preferred stock. This refers to future classes of preferred stock which have, at this time, no defined rights and privileges. In the future, the Board may determine the classes of preferred stock and rights and privileges thereof without shareholder approval, and the rights and privileges could, in worst case, be so overbearing and detrimental to the interests of common shareholders, as to render common shares worthless. Further, preferred shares could exercise total control. There are currently no plans to issue any preferred stock, with any defined rights and privileges.

     Nevada law (Sec. 78.207) also allows the Board of Directors to vote upon and approve a reverse split of outstanding shares without shareholder vote. Colorado law requires a shareholder vote to accomplish a reverse split of shares.


               COMPARISON OF SHAREHOLDERS RIGHTS

Shareholder Voting

     The two states are similar in all respects, except that in Nevada, as contrasted to Colorado, a corporate action requiring shareholder approval may be approved by a majority of shareholders in the corporation by written consent without a shareholders meeting, and the action will be valid and effective.

     In Colorado, corporate actions involving recapitalization or merger, require an affirmative vote of 67 2/3% of the outstanding shares unless the Articles of Incorporation provide for a simple majority approval (51%). In Nevada, only a simple majority (51%) stockholder vote is required for any corporate action requiring shareholder approval, and it may be done by written consent of a majority without a shareholder meeting.

Dividend Policies

     Similar in both states.

     In Colorado, dividends on common stock may be declared and authorized by the board of Directors as a distribution, at any time, so long as:

          a) Dividends on Preferred classes of Stock, if required have been first paid in full.

          b) The distribution of dividends does not render the corporation unable to pay debts in the usual course of business.

          c) The total liabilities of the corporation do not exceed the total assets after reserving any amounts needed to satisfy preferential rights of preferred shareholders in the event of dissolution.

     Nevada law provides that the Board has the authority to declare dividends on common stock only if:

          a) Dividends on Preferred Classes of stock, if required, have been paid in full.

          b) The Corporation remains able to pay its debts as they become due in the usual course of business after the effect of the dividend.

          c) The Corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy the preferential rights of preferred shareholders in the event of dissolution.

     Nevada laws define the time parameters within which the liquidity test set forth in b) and c) above must be measured as being the date the distribution (dividend) is authorized, if payment occurs within 120 days thereafter, or the date dividend payment is made if it occurs more than 120 days after authorization.


Dissenters Rights

     In both Nevada and Colorado the dissenters rights are basically the same, including that if the securities of the class entitled to vote are listed on a national securities exchange, or are NASDAQ NMS or there are more than 2,000 stockholders of record, there is no dissenters right where the merger is with a company of national exchange listing, NASDAQ NMS or has two thousand stockholders and nothing other than cash or stock or a combination is being tendered in the merger.

     In Nevada, but not in Colorado, if a corporate action creating dissenters rights is taken without a meeting of the stockholders, the corporation shall notify in writing all stockholders entitled to dissent that the action was taken and shall send them a written dissenters Notice 10 days after effectuation of the corporate action, setting forth the procedure for dissenters to follow to make demand for payment. The Corporation shall pay the fair value of the dissenter shares within 30 days after receipt of demand for payment. The dissenter has a right similar to that in Colorado to submit his own assertion of fair value, and if there is no agreement, the Court may determine fair value.

     Other corporate governance laws and procedures in Nevada are very similar to those in Colorado. Currently, the Articles of Incorporation do not provide for cumulative voting and the Articles of Incorporation for Nevada would not provide for cumulative voting.

     In Nevada, Directors may be removed by a vote of 2/3 of the shareholders entitled to vote whereas in Colorado directors may be removed by majority vote of the shareholders at a meeting called for such purpose. In both states, vacant director positions may be filled by appointment by the remaining Board.

     In Nevada, but not Colorado, the Board may, without a vote of the shareholders, approve and effectuate a reverse split or recapitalization of the outstanding shares - pro rata.

     In Colorado any shareholder may, during reasonable business hours upon 5 days written notice, inspect the books and financial records of the corporation. In Nevada, a person holding or representing 15% or more of the outstanding shares, may on at least 5 days notice, inspect the books and financial records of the corporation.

     There are no conversion rights or sinking fund provisions which are applicable in Colorado or Nevada under the current capital structure.

Takeover Bids

     In Nevada, unless the Articles of Incorporation provide that the anti-takeover sections of NRS 78.378 to 78.3793 do not apply, Nevada law provides that in the event any person or group acting together acquire control shares defined as one fifth or more of the outstanding shares, a takeover statement is required to be sent to the shareholders, and the "control shares" may not be voted except by resolution of a majority of the non-control shareholders at a called special meeting of shareholders more than 30 days after delivery of an offeror's statement.

     Colorado law has no such anti-takeover provisions.

                BOARD OF DIRECTORS AND OFFICERS

      The three persons listed below are Officers and the members of the Board of Directors, serving until the next annual meeting.

     Robert Beaton, age 49, received his BA in Business from the University of Alabama in 1970. Mr. Beaton has acted as President and a director of Leesburg since 1985. He has acted as an independent consultant for mergers and acquisitions by public companies, for his own account since 1988.

     James Poulos, age 70, acted as a mining Engineer for his
career with only informal on the job training.   He has acted as
an officer, now secretary, and director of the Company since
1985.  He is otherwise retired.

     Michael Schranz, age 54, obtained his B.S. in Civil Engineering from Purdue University in 1965 and received his MBA at the University of Denver in 1975. He is a Certified Public Accountant in Colorado. He has been a Vice President and Director of Registrant since 1988. Mr. Schranz has been a Vice President and Director of One Capital Corp. from 1982-96 and Vice President and Director of Overthrust Resources, Ltd. from 1980-
96.  He has been Managing Director of Polaris Coal Co., from
1988-96.


                 INDEPENDENT PUBLIC ACCOUNTANTS

     Holben, Boak, Cooper & Co., Independent Public Accountants, of Denver, Colorado, have been engaged as the Certifying accountants for the period through fiscal year 1996.

                     SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matter appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission. Should a shareholder intend to present a proposal at next year's annual or any special meeting, it must be received by the secretary of the Company, at 10200 W. 44th Ave. #400, Wheat Ridge, CO 80033, not later than 90 days prior to the meeting, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. It is anticipated that the next annual meeting will be held in January, 1999.


December 8, 1997



                    By Order of the Board of Directors



                    By:/s/ Robert M. Beaton
                    Robert M. Beaton, President